Exhibit 10.17

Form of Performance Stock Unit Award Agreement
2022

CULLEN/FROST BANKERS, INC.
PERFORMANCE STOCK UNIT AGREEMENT
This Performance Stock Unit Agreement (hereinafter referred to as the “Agreement”) is made and entered into this [•] day of [•], [•] (the “Grant Date”) by and between Cullen/Frost Bankers, Inc. (hereinafter referred to as the “Company”) and [•] (hereinafter referred to as the “Participant”), pursuant to the Cullen/Frost Bankers, Inc. 2015 OMNIBUS INCENTIVE PLAN (hereinafter referred to as the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.Grant of Performance Stock Units. The Company hereby grants the Participant Performance Stock Units (hereinafter referred to as the “Award”) for the Performance Period commencing January 1, 2023 and ending December 31, 2025, which are subject to vesting conditions described below.
2.Vesting of Performance Stock Units. Subject to the terms of this Agreement and the Plan, the Award shall vest upon certification by the Committee of the level of achievement, if any, of the applicable goals under the Performance Measure as set forth on Appendix A hereto (the “Vesting Date”). The Award shall vest as of the Vesting Date at the level determined by the Committee, which may include the Committee’s exercise of downward discretion to adjust the actual amount of the payout of the Award, and provided that the terms and conditions of the Plan have been met and, provided, further, that the Participant remains employed at the Company on the Vesting Date (except as otherwise provided in this Agreement). As soon as practicable following the Vesting Date or such earlier vesting date as otherwise provided in this Agreement, the Award shall be promptly paid out in Shares. The number of Shares payable under the Performance Stock Unit may range from 0%-150% of award.
3.Dividend Equivalents. Prior to the vesting, expiration, or other termination of this Award, the Participant shall have the right to receive dividend equivalent payments based on the regular cash dividends paid or distributed on the Shares underlying the Shares, which dividend equivalents shall be paid accumulated during the Performance Period and only paid to the Participant in cash to the extent the underlying Award vests, which amount shall be paid less applicable tax withholdings promptly following the Vesting Date.
4.Termination of Employment. In the event that the Participant terminates employment on or after the date the Participant reaches age 65 (hereinafter referred to as “Retirement”) but prior to the Vesting Date, the Award shall continue to vest and be payable on the Vesting Date.
Except as set forth in this paragraph 4 and in paragraph 5 below, in the event that a Participant’s employment with the Company is terminated for any reason other than Retirement, prior to the Vesting Date, then the Award shall be forfeited for no consideration upon such termination of employment, unless the Committee determines otherwise in its sole discretion.
5.Change in Control. In accordance with Section 17.1(a) and (b) of the Plan, (i) upon a Change in Control, the goals under the Performance Measures set forth on Appendix A shall be determined to have been earned, as of the date of the Change of Control, at the greater of targeted performance and actual performance through such date, as determined by the Committee and the Award shall continue to be subject to time-based vesting for the remainder of the Performance Period, and (ii) the Award shall become immediately fully vested as of the effective date of Participant’s termination of employment by the Company without Cause within the twenty-four (24) month period following a Change in Control.
Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement would constitute a “parachute payment” (as defined in Section 280G(b) (2) of the Code) (considered without regard to any other payments not provided for under this Agreement), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code if such reduction would provide the Participant with a greater after tax amount than if such amounts were not reduced. The determination required to be made under this paragraph 5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control.
Notwithstanding any provisions to the contrary, the Board reserves the right to provide the Participant with additional benefits, including, but not limited to, providing benefits hereunder in excess of the limitations described above, which the Board determines are appropriate in its sole discretion.
6.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time nor confer upon any Participant any right to continue in the employ of the Company.
7.Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from any payments due to the Participant any Federal, state, or local taxes required by law to be withheld with respect to the Award.
8.Compliance with Securities Laws. The Participant acknowledges that the rights of the Participant to receive or transfer the Shares received upon settlement of this Award shall be subject to compliance with the requirement of federal and state securities laws, including, but not limited to, rule 144 under the Securities Act of 1933.
9.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
IN WITNESS WHEREOF, this Agreement is executed by the Company and by the participant as of this [•] day of [•], [•].

CULLEN/FROST BANKERS, INC.

By: [•]
Title: [•]

PARTICIPANT

[•]

APPENDIX A

Performance Period: January 1, 2023 – December 31, 2025

Performance Measure: Growth of Pre-Provision Net Revenue on a (taxable equivalent basis) [PPNR(TE)] less Net Charge Offs

Performance Goals: Measure the Company’s achievement of growth in PPNR(TE) less Net Charge Offs over the Performance Period as compared to the Company’s starting based defined as Year-end 2022 PPNR(TE) less 0.30% of Annual Average Loans and Leases. All calculations will be normalized to exclude the effect of the PPP Loans.

Example of Calculation:

(2023 PPNR(TE) less Net Charge-offs)
plus	(2024 PPNR(TE) less Net Charge-offs)
plus	(2025 PPNR(TE) less Net Charge-offs)
Sum of Performance Period PPNR(TE) less Net Charge-offs
Divided by	3
Average PPNR(TE) less Net Charge-offs over the Performance Period
less	(2022 PPNR(TE) less 0.30% of Average Loans and Leases)
Average Growth in PPNR(TE) over the Performance Period
Divided by	(2022 PPNR(TE) less 0.30% of Average Loans and Leases
Average Percentage Growth in PPNR(TE) over the Performance Period

Determination of Award Vesting: Subject to Committee certification and exercise of downward discretion. Achievement between the percentiles listed below will be determined based on straight-line interpolation as determined by the Committee in its discretion. Maximum achievement equals 150%.

Level of Achievement	Award Payout Percentage
<13% Growth	0%
13% Growth	50%
19% Growth	100%
25% Growth or more	150%